PERSONAL EMPLOYMENT AGREEMENT

THIS PERSONAL EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 19 day of October, 2010 by and between A.D. Integrity Applications Ltd. (No. of Company 51-315187-8), of 102 Ha’Avoda St., P.O. Box 432, Ashkelon, 78100, Israel (the “Company”) and David Malka (the “Manager”).

WHEREAS,	the Company employs the Manager and the Manager is employed by the Company commencing on March 1, 2003 (the "Commencement Date"); and

WHEREAS,	the parties desire to state the terms and conditions of the Manager's employment by the Company, as set forth below.

NOW, THEREFORE, in consideration of the mutual premises, covenants and other agreements contained herein, the parties hereby agree as follows:

General

1. Position. The Manager shall serve in the position described in Exhibit A attached hereto. In such position the Manager shall report regularly and shall be subject to the direction and control of the Company's Chief Executive Officer. The Manager shall have all of the powers, authorities, duties and responsibilities usually incident to the position of a Vice President of Operations of a corporation, including responsibility of the entire daily operations and infrastructures of the Company, maintenance, subcontractors and manufacturing of the Company. The Manager shall perform his duties diligently, conscientiously and in furtherance of the Company's best interests.

2. Scope of Employment. The Manager agrees to devote the working time and attention to the business and affairs of the Company, as shall be required to discharge the responsibilities assigned to the Manager hereunder. The Manager shall devote the required time and attention to the business of the Company. The Manager hereby acknowledges that the performance of his employment with the Company may require working overtime. However, Manager acknowledges that he holds a senior position in the Company requiring a special degree of trust and therefore is not entitled to receive, pursuant to the Hours of Work and Rest Law 5711-1951, separate and/or additional payments in respect of additional hours or for working on weekends or on holidays.

3. Location. The Manager shall perform his duties hereunder at the Company's office in Ashkelon, Israel or from his home, as shall be decided by the Manager, and he understands and agrees that his position may involve international travels. It is clarified that any international travel of the Manager shall be coordinated between the Manager and the Company.

4. Manager's Representations and Warranties. The Manager represents and warrants that the execution and delivery of this Agreement and the fulfillment of its terms: (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound; and (ii) do not require the consent of any person or entity.

Term of Employment

5. Term. The Manager's employment with the Company had commenced on the date set forth in Exhibit A (the "Commencement Date"), and shall continue until it is terminated pursuant to the terms set forth herein.

6. Termination at Will. Either party may terminate the employment relationship hereunder at any time, by giving the other party a prior written notice as set forth in Exhibit A (the "Notice Period"). Notwithstanding the foregoing, the Company is entitled to terminate this Agreement with immediate effect upon a written notice to Manager and to pay the Manager an amount equal to the Salary (as defined below) the Manager is entitled to receive under this Agreement and the financial value of the other benefits the Manager is entitled to receive under the Agreement (including partial part of the bonus payable) that would have been paid to the Manager during the Notice Period, in lieu of such prior notice.
The Company and Manager agree and acknowledge that the Company’s Severance Contribution to the Insurance Scheme in accordance with Section 11 below, shall, provided contribution is made in full, be instead of severance payment to which the Manager (or his beneficiaries) shall be entitled with respect to the Salary upon which such contributions were made and for the period in which they were made (the “Exempt Salary”), pursuant to Section 14 of the Severance Pay Law 5723 – 1963 (the “Severance Law”). The parties hereby adopt the General Approval of the Minister of Labor and Welfare, which is attached hereto as Exhibit C. The Company hereby forfeits any right it may have in the reimbursement of sums paid by Company into the Insurance Scheme, except: (i) in the event that Manager withdraws such sums from the Insurance Scheme, other than in the event of death, disability or retirement at the age of 60 or more; or (ii) upon the occurrence of any of the events provided for in Sections 16 and 17 of the Severance Law. Nothing in this Agreement shall derogate from the Manager’s rights to severance payment in accordance with the Severance Law or agreement or applicable ministerial order in connection with remuneration other than the Exempt Salary, to the extent such remuneration exists.

7. Termination for Cause. The Company may immediately terminate the employment relationship for Cause, and such termination shall be effective as of the time of notice of the same. "Cause" means (a) conviction of a felony involving moral turpitude; or (b) any cause justifying termination or dismissal in circumstances in which the Company can deny the Manager's severance payment under applicable law.

8. Notice Period; End of Relations. During the Notice Period and unless otherwise determined by the Company in a written notice to the Manager, the employment relationship hereunder shall remain in full force and effect, the Manager shall be obligated to continue to discharge and perform all of his duties and obligations with Company, and the Manager shall cooperate with the Company and assist the Company with the integration into the Company of the person who will assume the Manager's responsibilities.

Covenants

9. Proprietary Information; Assignment of Inventions and Non-Competition. Upon the execution of this Agreement, the Manager will execute the Company's Proprietary Information, Assignment of Inventions and Non-Competition Agreement attached as Exhibit B hereto.

Salary and Additional Compensation; Pension/Insurance Scheme

10. Salary. The Company shall pay to the Manager as compensation for the employment services an aggregate salary in the amount set forth in Exhibit A (the "Salary"). Except as specifically set forth herein, the Salary includes any and all payments to which the Manager is entitled from the Company hereunder and under any applicable law, regulation or agreement. The Manager's Salary and other terms of employment may be reviewed and upgraded by the Company's Board of Directors, from time to time, at the CEO discretion. The Salary is to be paid to the Manager no later than by the 9th day of each calendar month after the month for which the Salary is paid, after deduction of applicable taxes and like payments.

11. Insurance and Social Benefits. The Company will insure the Manager under one of the following Pension or Insurance schemes as will be selected by the Manager:

Pension Fund (the "Pension Scheme") - (i) the Company will pay an amount equal to 6% of the Salary towards a fund for Tagmulim; and (ii) the Company will pay an amount equal to 8 1/3% of the Salary towards a fund for severance compensation (the “Company’s Severance Contribution”). Similarly, the Company shall deduct an amount equal to 5.5% of the Salary and shall pay such amount in respect of the Tagmulim component of the Pension Scheme; or

"Manager's Insurance Scheme" (the "Insurance Scheme") - (i) the Company will pay an amount equal to 5% of the Salary towards a fund for Tagmulim; and (ii) the Company will pay an amount equal to 8 1/3% of the Salary towards a fund for severance compensation (the “Company’s Severance Contribution”). Similarly the Company shall deduct an amount equal to 5% of the Salary, and shall pay such amount in respect of the Tagmulim component of the Insurance Scheme. Additionally, the Company shall pay an amount equals to 2.5% of the Salary for a fund for the event of loss of working ability ("Ovdan Kosher Avoda").

The above contributions and deductions are subject to applicable law and therefore may be adjusted accordingly.

Additionally, the Company, together with the Manager will maintain an advanced study fund ("Keren Hishtalmut") and the Manager and the Company shall contribute to such fund an amount equal to 2.5% of the Salary (payable by the Manager) and 7.5% of the Salary (payable by the Company), respectively.

All of the Manager's aforementioned contributions shall be transferred to the plans and funds by the Company by deducting such amounts from each monthly salary payment. The contributions set out above shall be made with respect to the total amount of the Salary notwithstanding the maximum amounts exempt from tax payment under applicable laws, provided that the Manager shall bear all tax liability associated therewith.

Additional Benefits

12. Bonus.  The Manager will be eligible to receive an annual bonus which will be determined by the Company's Board of Directors, at its sole discretion.

13. Vacation. The Manager shall be entitled to the number of vacation days per year as set forth in Exhibit A, to be taken at times subject to the reasonable approval of the Company. In the event that the demands of the Manager's activities shall preclude or limit the Manager's ability to actually use such vacation days in any specific year, the Manager shall be entitled to the balance of the unused vacation days in the next succeeding three years (and any unused days of vacation above the days mandatory pursuant to applicable law during such period shall be redeemed to the Manager by the Company).

14. Sick Leave; Convalescence Pay. The Manager shall be entitled to that number of paid sick leave per year as set forth in Exhibit A (with unused days to be accumulated without limitation), and also to Convalescence Pay ("Dmei Havra'a") as set forth in Exhibit A.

15. Company Car. During the term of this Agreement the Company will provide the Manager with a car of make and model equal to group 3 (as defined by the tax authorities for "Shovi Shimush Berechev") pursuant to Company's discretion (the "Car"). The Car shall belong to or be leased by the Company for use by the Manager during the period of his employment with the Company, including the Notice Period. The Car will be returned to the Company by the Manager immediately after termination of the Manager's employment by the Company (i.e. at the end of the Notice Period). The Company shall bear all the fixed and variable costs of the Car, including licenses, insurance, gasoline, regular maintenance and repairs and toll road fees. The Company shall not, at any time, bear the costs of any tickets, traffic offense or fines of any kind. The Company shall bear all the personal tax consequences of the allocation of a company car to the benefit ("Gilum Male"). Any expenses, payments or other benefits that are made in connection with the Car shall not be regarded as part of the Salary, for any purpose or matter, and no social benefits or other payments shall be paid on its account.

16. Mobile Phone. During the term of this Agreement the Company shall provide the Manager a mobile phone, for use in connection with Manager's duties hereunder. The Company shall bear all expenses relating to the Manager’s use and maintenance of the phone attributed to the Manager under this subsection. The Company shall bear all the personal tax consequences of the allocation of the mobile phone to his benefit.

17. Equity. As soon as possible after the execution of the Agreement, the Company will cause INTEGRITY APPLICATIONS, INC. ("Integrity"), a Delaware corporation and parent of the Company, to grant the Manager options to purchase common stock of Integrity at an exercise price per share equal to $6.25, on a fully diluted basis (the "Options"). The Options shall be subject to the terms and conditions set forth in the stock option agreement executed between Integrity and Manager and pursuant to Integrity's 2010 Incentive Compensation Plan. The number of Options will be calculated as follows: 1.5% (one point five percent) of all issued and outstanding common stock of Integrity after the contemplated offering for sale of a minimum 560,000 shares ($3,500,000) of Integrity's common stock and a maximum of 2,000,000 shares of Integrity's common stock ($12,500,000). The Options shall be deemed vested, in equal parts, in accordance with the achievement of the following milestones: (i) Submission of clinical trials’ results to the Notified Body; (ii) CE mark approval; (iii) FDA approval. In the event of a merger and/or acquisition in which one or more of the abovementioned milestones have not yet been met, the Options shall be deemed vested on the date of the merger and/or acquisition.

18. Adjustment Period. The Manager shall be entitled to 3 Salaries, including all the benefits mentioned above, paid to him in monthly installments subsequent to the termination of this Agreement, provided the Manager will not work and/or provide services to any entity directly competing with the Company.

19. Renegotiation of Terms. Following 12 months from the execution date of this Agreement, the Company and the Manager shall discuss the possibility to upgrade the Manger’s remuneration terms.

Miscellaneous

20. The laws of the State of Israel shall apply to this Agreement and the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the Tel-Aviv-Yafo Regional Labor Court.

21. The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law).

22. No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms or conditions hereof.

23. In the event it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement unless the business purpose of this Agreement is substantially frustrated thereby.

24. The preface and exhibits to this Agreement constitute an integral and indivisible part hereof.

25. This Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.

26. The Manager acknowledges and confirms that all terms of the Manager's employment are personal and confidential, and undertake to keep such terms in confidence and refrain from disclosing such terms to any third party.

27. All references to applicable laws are deemed to include all applicable and relevant laws and ordinances and all regulations and orders promulgated there under, unless the context otherwise requires. The parties agree that this Agreement constitutes, among others, notification in accordance with the Notice to Employees (Employment Terms) Law, 2002. Nothing in this agreement shall derogate from the Manager’s rights according to applicable laws.

28. The Company will be bound by this Agreement subject to its authorization by all necessary corporate actions.

29. This Agreement may be assigned by the Company (whether by operation of law or otherwise) to Integrity, without the prior written consent of the Manager; provided, however, that the Company may assign its rights and delegate its duties hereunder without derogating from the Manager's rights or influencing them in any manner.

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

/s/ Avner Gal	/s/ David Malka
A.D. Integrity Applications Ltd.	David Malka

Exhibit A

To the Personal Employment Agreement by and between
The Company and the Manager

Name & I.D. No:	David Malka

1. Position:	Vice President of Operations

2. Under Direction of:	Chief Executive Officer

3. Commencement Date:	_________

4. Notice Period:	90 days

5. Rest Days:	Saturday

6. Salary:	NIS 20,000

7. Bonus:	as set forth in section 12 above

8. Annual Vacation:	24 days

9. Sick Days:	Pursuant to applicable law, however paid in full from first day

10. Convalescence Pay:	10 days per year. Worth of every day pursuant to applicable extension order.

Exhibit B

To the Personal Employment Agreement by and between
The Company and the Manager

Name of Manager:	David Malka

ID No. of Manager:

1.	General

Capitalized terms herein shall have the meanings ascribed to them in the Agreement to which this Exhibit is attached (the "Agreement"). For purposes of any undertaking of the Manager toward the Company, the term Company shall include any subsidiaries, parent companies and affiliates of the Company. The Manager's obligations and representations and the Company's rights under this Exhibit shall apply as of the Commencement Date, regardless of the date of execution of the Agreement.

2.	Confidentiality; Proprietary Information

2.1.
"Proprietary Information" means confidential and proprietary information concerning the business and financial activities of the Company, including, without limitation, patents, patent applications, trademarks, copyrights and other intellectual property, and information relating to the same, technologies and products (actual or planned), know how, inventions, research and development activities, inventions, trade secrets and industrial secrets, and also confidential commercial information such as investments, investors, employees, customers, suppliers, marketing plans, etc., all the above - whether documentary, written, oral or computer generated. Proprietary Information shall also include information of the same nature which the Company may obtain or receive from third parties.

2.2.
Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company and irrespective of form but excluding information that was known to Manager prior to Manager's association with the Company, as evidenced by written records or is or shall become part of the public knowledge except as a result of the breach of the Agreement or this Exhibit by Manager.

2.3.
Manager recognizes that the Company received and will receive confidential or proprietary information from third parties, subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. In connection with such duties, such information shall be deemed Proprietary Information hereunder, mutatis mutandis.

2.4.
Manager agrees that all Proprietary Information and other intellectual property and ownership rights in connection therewith shall be the sole property of the Company its subsidiaries, affiliates and their assignees. At all times, both during the employment relationship and after the termination of the engagement between the parties, Manager will keep in confidence and trust all Proprietary Information, and will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company or its subsidiaries or affiliates, except as may be necessary in the ordinary course of performing Manager's duties under the Agreement.

2.5.
Upon termination of Manager's employment with the Company or upon Company's first demand, Manager will promptly deliver to the Company all documents and materials of any nature pertaining to Manager's employment with the Company, and will not take with him any documents or materials or copies thereof containing any Proprietary Information.

2.6.	Manager's undertakings set forth in Section 1 through Section 6 shall remain in full force and effect after termination of the Agreement or any renewal thereof.

3.	Disclosure and Assignment of Inventions

3.1.
"Inventions" means any and all inventions, improvements, designs, concepts, techniques, methods, systems, processes, know how, computer software programs, databases, mask works and trade secrets, whether or not patentable, copyrightable or protectible as trade secrets; "Company Inventions" means any Inventions that are made or conceived or first reduced to practice or created by Manager, whether alone or jointly with others, during the period of Manager's employment with the Company, and which are: (i) developed using equipment, supplies, facilities or Proprietary Information of the Company, or (ii) result from work performed by Manager for the Company, or (iii) related to the field of business of the Company, or to current or anticipated research and development.

3.2.
Manager undertakes and covenants he will promptly disclose in confidence to the Company all Inventions deemed as Company Inventions. The Manager agrees and undertakes not to disclose to the Company any confidential information of any third party and, in the framework of his employment by the Company, not to make any use of any intellectual property rights of any third party.

3.3.
Manager hereby irrevocably transfers and assigns to the Company all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention, and any and all moral rights that he may have in or with respect to any Company Invention.

3.4.
Manager agrees to assist the Company, at the Company's expense, in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, and other legal protections for the Company Inventions in any and all countries. Manager will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Such obligation shall continue beyond the termination of Manager's employment with the Company. Manager hereby irrevocably designates and appoints the Company and its authorized officers and agents as Manager's agent and attorney in fact, coupled with an interest to act for and on Manager's behalf and in Manager's stead to execute and file any document needed to apply for or prosecute any patent, copyright, trademark, trade secret, any applications regarding same or any other right or protection relating to any Proprietary Information (including Company Inventions), and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets or any other right or protection relating to any Proprietary Information (including Company Inventions), with the same legal force and effect as if executed by Manager himself.

4.	Non-Competition

4.1.
In consideration of Manager's terms of employment hereunder and in order to enable the Company to effectively protect its Proprietary Information, Manager agrees and undertakes that he will not, so long as the Agreement is in effect, and for a period of twelve (12) months following termination of the Agreement, for any reason whatsoever, directly or indirectly, in any capacity whatsoever, engage in, become financially interested in (not including having shareholdings of up to 1% of the issued and outstanding share capital of the relevant business), be employed by, or have any connection with any business or venture that is engaged in any activities competing with the activities of the Company in the territories of Israel and USA only (and the Manager shall be permitted to be engaged in any activity carried out in other countries even if such activity is similar to the Company’s fields of business).

4.2.
Manager agrees and undertakes that during the employment relationship and for a period of twelve (12) months following termination of this employment for whatever reason, Manager will not, directly or indirectly, including personally or in any business in which Manager may be an employee, officer, director or shareholder: (i) solicit for employment any person who is employed by the Company, or any person retained by the Company as a consultant, advisor or the like who is subject to an undertaking towards the Company to refrain from engagement in activities competing with the activities of the Company (for purposes hereof, a "Consultant"), or was retained as an employee or a Consultant during the six months preceding termination of Manager's employment with the Company, or (ii) solicit any client and/or any supplier of the Company or anyone who was a client and/or supplier of the Company during the six months preceding termination of Manager's employment with the Company.

5.	Reasonableness of Protective Covenants

5.1.
Insofar as the protective covenants set forth in this Exhibit are concerned, Manager specifically acknowledges, stipulates and agrees as follows: (i) the protective covenants are reasonable and necessary to protect the goodwill, property and Proprietary Information of the Company, and the operations and business of the Company; and (ii) the time duration of the protective covenants is reasonable and necessary to protect the goodwill and the operations and business of Company, and does not impose a greater restrain than is necessary to protect the goodwill or other business interests of the Company. Nevertheless, if any of the restrictions set forth in this Exhibit is found by a court having jurisdiction to be unreasonable or overly-broad as to geographic area, scope or time or to be otherwise unenforceable, the parties hereto intend for the restrictions set forth in this Exhibit to be reformed, modified and redefined by such court so as to be reasonable and enforceable and, as so modified by such court, to be fully enforced.

6.	Remedies for Breach

6.1.
Manager acknowledges that the legal remedies for breach of the provisions of this Exhibit may be found inadequate and therefore agrees that, in addition to all of the remedies available to Company in the event of a breach or a threatened breach of any of such provisions, the Company may also, in addition to any other remedies which may be available under applicable law, obtain temporary, preliminary and permanent injunctions against any and all such actions.

7.	Intent of Parties

7.1.
Manager recognizes and agrees: (i) that this Exhibit is necessary and essential to protect the business of Company and to realize and derive all the benefits, rights and expectations of conducting Company’s business; (ii) that the area and duration of the protective covenants contained herein are in all things reasonable; and (iii) that good and valuable consideration exists under the Agreement, for Manager's agreement to be bound by the provisions of this Exhibit.

IN WITNESS WHEREOF the Manager has signed this Agreement as of the date first hereinabove set forth.

/s/ David Malka
David Malka

Exhibit C

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS
TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY
UNDER THE SEVERANCE PAY LAW, 5723-1963

By virtue of my power under Section 14 of the Severance Pay Law, 5723-1963 (hereinafter: the “Law”), I certify that payments made by an employer commencing from the date of the publication of this approval for the sake of his employee to a comprehensive pension provident fund that is not an insurance fund within the meaning set forth in the Income Tax Regulations (Rules for the Approval and Conduct of Provident Funds), 5724-1964 (hereinafter: the “Pension Fund”) or to managers’ insurance which includes the possibility to receive annuity payments under an insurance fund as aforesaid, (hereinafter: the “Insurance Fund”), including payments made by the employer by a combination of payments to a Pension Fund and an Insurance Fund (hereinafter: “Employer’s Payments”), shall be made in lieu of severance pay due to said employee with respect to the salary from which said payments were made and for the period they were paid (hereinafter: the “Exempt Salary”), provided that all the following conditions are fulfilled:

(1)	The Employer’s Payments –

(a)
to the Pension Fund are not less than 14 1/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays, for the sake of his employee, in addition thereto, payments to supplement severance pay to a severance pay provident fund or to an Insurance Fund in the employee’s name, in the amount of 2 1/3 % of the Exempt Salary. In the event that the employer has not paid the above mentioned 2 1/3% in addition to said 12%, his payments shall come in lieu of only 72% of the employee’s severance pay;

(b)	to the Insurance Fund are not less than one of the following:

(i)
13 1/3% of the Exempt Salary, provided that, in addition thereto, the employer pays, for the sake of his employee, payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount equivalent to the lower of either an amount required to secure at least 75% of the Exempt Salary or in an amount of 2 1/2% of the Exempt Salary (hereinafter: “Disability Insurance Payment”);

(ii)
11% of the Exempt Salary, if the employer paid, in addition, the Disability Insurance Parent; and in such case, the Employer’s Payments shall come in lieu of only 72% of the employee’s severance pay. In the event that the employer has made payments in the employee’s name, in addition to the foregoing payments, to a severance pay provident fund or to an Insurance Fund in the employee’s name, to supplement severance pay in an amount of 2 1/3% of the Exempt Salary, the Employer’s Payments shall come in lieu of 100% of the employee’s severance pay.

(2)	No later than three months from the commencement of the Employer’s Payment, a written agreement was executed between the employer and the employee, which includes:

(a)
the employee’s consent to an arrangement pursuant to this approval, in an agreement specifying the Employer’s Payments, the Pension Fund and the Insurance Fund, as the case may be; said agreement shall also incorporate the text of this approval;

(b)
an advance waiver by the employer of any right which he may have to a refund of monies from his payments, except in cases in which the employee’s right to severance pay was denied by a final judgment pursuant to Sections 16 or 17 of the Law, and in such a case or in cases in which the employee withdrew monies from the Pension Fund or Insurance Fund, other than by reason of an entitling event; for these purposes an “Entitling Event” means death, disability or retirement at or after the age of 60.

(3)
This approval shall not derogate from the employee’s right to severance pay pursuant to any law, collective agreement, extension order or employment agreement with respect to compensation in excess of the Exempt Salary.

15th Sivan 5758 (June 9th, 1998).